Exhibit 99.1

Blue Owl Credit Income Corp. Enhances Capital Structure Through Recent Financing Transactions

Amends Revolving Credit Facility, Increasing Capacity, Extending Maturity and Improving Funding Costs and Completes $1.0 Billion Notes Offering

NEW YORK — September 22, 2026 — Blue Owl Credit Income Corp. (“OCIC”) today announced the completion of a series of financing transactions that further enhance its capital structure, including the amendment, extension and upsize of its senior secured revolving credit facility in addition to a recently completed $1.0 billion notes offering. Together, these transactions represent approximately $1.3 billion of total debt capital raised since June 30, 2026.

The amendment and extension of the revolving credit facility increased capacity, extended the maturity and improved pricing. Total commitments to the amended facility increased to $4.2 billion from $3.9 billion, and the maturity was extended by approximately two years to September 2031 from October 2029. The interest rate on the amended facility was reduced from SOFR plus 1.875% to SOFR plus 1.650% to 1.775%, subject to borrowing base limitations. Every existing bank partner renewed its revolver commitment with a few lenders upsizing, providing incremental financing capacity of $300 million. The amendment closed on September 16, 2026.

In addition, earlier in September, OCIC completed a $1.0 billion notes offering composed of $700 million 6.250% notes due 2029 and an additional $300 million of its 6.550% notes due 2031. The additional 2031 notes are an add-on to $500 million of the same notes issued in June and increased the total principal amount outstanding of those notes to $800 million. The net proceeds were used in part to repay existing indebtedness and further optimize OCIC’s liability structure.

“We are pleased to have completed a series of financing transactions that further strengthen our capital structure,” said Craig W. Packer, Chief Executive Officer. “The strong demand for our recent notes offering and support from our bank group, including upsized commitments from several lenders, reflect continued confidence in OCIC’s portfolio and platform. Together, these transactions further enhance our liquidity and financial flexibility, positioning OCIC to capitalize on an increasingly attractive lending environment.”

About Blue Owl Credit Income Corp.

Blue Owl Credit Income Corp. is a specialty finance company focused on lending to U.S. middle-market companies. As of June 30, 2026, OCIC had investments in 345 portfolio companies with an aggregate fair value of $35.7 billion. OCIC has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. OCIC is externally managed by Blue Owl Credit Advisors LLC, an SEC-registered investment adviser that is an indirect affiliate of Blue Owl Capital Inc. (“Blue Owl”) (NYSE: OWL) and part of Blue Owl’s Credit platform.

Certain information contained herein may constitute “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about OCIC, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond OCIC’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in OCIC’s filings with the SEC. Investors should not place undue reliance on these forward-looking statements, which apply only as of the date on which OCIC makes them. OCIC does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

Investor Contact:

BDC Investor Relations

Michael Mosticchio

credit-ir@blueowl.com

Media Contact:

Head of Communications

Andrew Williams

media@blueowl.com